Hologic Announces New $250 Million Stock Repurchase Program

BEDFORD, Mass., Nov. 11, 2013 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced that its Board of Directors has authorized the repurchase of up to $250 million of Hologic's outstanding common stock over the next three years.

"The authorization of a stock repurchase program reflects the Board and management team's confidence in Hologic's long-term strategy and growth prospects as well as a commitment to delivering increased value and returning capital to stockholders," said Jack Cumming, President and Chief Executive Officer. "We remain committed to rapidly paying down debt while using Hologic's strong cash flow to strategically invest in profitable organic growth initiatives and return capital to stockholders."

Under the stock repurchase program, the Company is authorized to repurchase, from time-to-time, shares of its outstanding common stock in the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases will be determined by the Company's management team based upon its evaluation of market conditions and other factors. The stock repurchase program may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases and to administer the plan in accordance with applicable laws and regulatory guidelines, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc., and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, including without limitation statements in this press release regarding the company's intention to repurchase shares of its common stock under the stock repurchase program, and the anticipated source of funding for those repurchases. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock, the nature of other investment opportunities presented to the Company, cash flows, compliance with the Company's financial and other covenants associated with its debt, and other factors identified in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations and Media Contacts:

Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com